Consent of Ernst & Young LLP,
                      Independent Registered Public Accounting Firm


We consent to the references to our firm under the caption "Financial Highlights" in the Columbia Contrarian Income Fund Class A, B and C Shares Prospectus and the Class Z Shares Prospectus and under the caption "Independent Registered Public Accounting Firm of the Fund" in the Statement of Additional Information in Post-Effective Amendment Number 134 to the Registration Statement (Form N-1A, No. 2-15184) of Columbia Funds Trust III and to the incorporation by reference of our report dated December 9, 2003 on Columbia Contrarian Income Fund included in the Annual Report to Shareholders for the fiscal year ended October 31, 2003.



                                                           /s/ERNST & YOUNG LLP
Boston, Massachusetts                                         ERNST & YOUNG LLP
July 26, 2004